Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Douglas McCutcheon	Mary McGowan
Sr. Vice President & CFO	Account Director
Metron	Stapleton Communications Inc.
(408) 719-4600	(650) 470-0200

METRON ANNOUNCES FISCAL Q4 AND 2003 FY FINANCIAL RESULTS

SAN JOSE, Calif. — July 10, 2003 — Metron, the Outsource Solutions Company (NASDAQ: MTCH), today announced financial results for the fiscal 2003 fourth quarter and full year ended May 31, 2003.

Revenues for the fourth quarter of fiscal 2003 were $56.6 million, compared with $57.9 million for the third quarter of fiscal 2003. Gross margins for the fourth quarter were 20.1 percent, compared with 18.7 percent in the third quarter of fiscal 2003.

In accordance with generally accepted accounting principles (GAAP), the Company’s net loss for the fourth quarter of fiscal 2003 was $6.3 million, or $(0.49) per share. This compares with a loss of $12.6 million, or $(0.96) per share, in the third quarter of fiscal 2003. The fiscal fourth quarter loss includes an after-tax restructuring charge of $1.5 million or $(0.12) per share, a gain on the termination of the FSI relationship of  $1.8 million, or $0.14 per share, and a tax asset valuation allowance of $4.3 million or $(0.34) per share.  Before the effect of these items, the non-GAAP net loss was $2.2 million, or $(0.17) per share.

Total cash was $12.2 million as of May 31, 2003, compared with $11.3 million at the end of the third quarter.  Cash flow from operations in the quarter was a usage of $0.7 million.  Days sales in receivables increased by 4 days to 62 days. Inventory turns increased from the third quarter to 4.7 turns from 4.2 turns.

Revenue from Metron’s equipment division was $26.5 million for the fourth quarter of fiscal 2003, compared with $29.2 million in the third quarter of fiscal 2003. Materials division revenue for the fourth quarter of fiscal 2003 was $30.1 million, compared with $28.7 million in the third quarter of fiscal 2003.

“Operationally we have continued to focus on a strict cash management program, cost reduction controls and receivables collection this quarter,” said Ed Segal, chairman and chief executive officer of Metron. “At the same time, we continued to execute on our strategy to position Metron as the one company with the skills, relationships and infrastructure to offer a complete global outsource solution to the semiconductor industry.”

Fiscal 2003 Results

Revenue for fiscal year 2003 was $235.7 million, up from $232.2 million reported for fiscal 2002.  Gross margins for fiscal 2003 were 18.8 percent, compared with 19.7 percent in the prior year.  Net loss for fiscal 2003 was $26.7 million, or $(2.05) per share.  This compares with a net loss of $2.8 million, or $(0.22) per share in 2002.

“Over the past year, we have successfully transitioned Metron to become The Outsource Solutions Company in Equipment and Fab Solutions,” said Mr. Segal.  “We have consummated a number of agreements that allow us to leverage products and services into global markets using our worldwide infrastructure. We are particularly pleased about the letter of intent that we announced today with Tokyo Electron Limited, the world's second largest producer of semiconductor manufacturing equipment. We believe this validates our legacy product strategy.”

Fiscal 2003 Highlights

•                  August – Selected by Novellus Systems for an exclusive license to refurbish its Concept One® series of chemical vapor deposition (CVD) systems and two lines acquired by Novellus: (1) Varian’s in-line physical vapor deposition (PVD) systems, and (2) Gasonics’ Aura photoresist and residue removal systems

•                  March – Announced that Tescom Corporation transferred distribution of products from its High Purity Controls Division to Metron for the Taiwanese market

•                  April – Opened Metron (Japan) K.K. in Yokohama with the goal to build partnerships with original equipment manufacturers in Japan and provide service and outsource solutions in the local market

•                  June – Acquired Cleanroom Consumables business assets from Prudential Overall Supply, which will provide global customers with a single source for a full portfolio of cleanroom consumables

•                  July – Added CMP pads from Planar Labs to the company's Fab Solutions offering

•                  July – Signed a letter of intent to acquire the Eclipse product line of physical vapor deposition (PVD) equipment from Tokyo Electron Limited (TEL)

Guidance

We expect our financial results for the first quarter of fiscal 2004 (ending August 30, 2003) to be as follows:

•                  Revenue is expected to be in the range of $47 million to $50 million;

•                  GAAP loss per share is expected to be in the range of $(0.28) to $(0.38). The GAAP figure is expected to include a restructuring charge of between $(0.08) and $(0.10) per share.  Before these items, the non-GAAP loss is expected to be between $(0.20) and $(0.28);

•                  Gross margins are expected to be 20 percent to 21 percent; and

•                  Cash flow from operations is expected to be neutral to slightly positive.

Conference Call

Metron will broadcast its conference call discussion of fourth quarter fiscal 2003 financial results live on Thursday, July 10, 2003 at 2 p.m. PT (5 p.m. ET). To listen to the call, please dial (630) 395-0019, pass code: Metron. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (402) 998-0877.

The Metron financial results conference call will be available via a live web cast on the investor relations Audio Events section of the Metron website at http://investor.metrontech.com. Please access the website fifteen (15) minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available at http://investor.metrontech.com for 30 days.

About Metron Technology N.V.

Metron, the Outsource Solutions Company, is a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. Metron provides outsource solutions that address the critical non-core area of the fab and include products and services such as materials management solutions, cleanroom services, specialty and legacy equipment, and facility maintenance. Metron outsource solutions enable customers to increase fab productivity and focus on their core competencies, such as product development, manufacturing and marketing. By partnering with Metron, suppliers can focus on product development and other core competencies while reducing their time to market using Metron’s global infrastructure. Metron is headquartered in San Jose, California and is on the web at http://www.metrontech.com

Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements with respect to our anticipated financial results for the first quarter of fiscal 2004 and future quarters. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Metron Technology to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended May 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended February 28, 2003. Metron Technology does not undertake any obligation to update forward-looking statements.

– Summary Financial Data Attached –

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except per share)

	Three months ended May 31,		Year ended May 31,
	2002	2003	2002	2003
	Unaudited	Unaudited

Net revenue	$55,969	$56,645	$232,240	$235,665
Cost of revenue	44,532	45,262	186,513	191,469
Gross profit	11,437	11,383	45,727	44,196
Selling, general, administrative, and other expenses	13,060	13,031	52,390	56,059
Research, development and engineering	—	442	—	442
Restructuring costs	—	2,206	1,083	5,204
Goodwill impairment	—	—	—	8,292
Other operating income, net of associated costs	1,686	2,686	5,748	4,040
Operating income (loss)	63	(1,610)	(1,998)	(21,761)
Equity in net earnings (loss) of joint ventures	(29)	(7)	(112)	29
Loss from impairment of investment	(699)	—	(1,100)	—
Other expense, net	(393)	(157)	(854)	(1,394)
Loss before income taxes	(1,058)	(1,774)	(4,064)	(23,126)
Provision (benefit) for income taxes	(66)	4,486	(1,296)	3,543
Net loss	$(992)	$(6,260)	$(2,768)	$(26,669)
Loss per common share
Basic loss per common share	$(0.08)	$(0.49)	$(0.22)	$(2.05)
Diluted loss per common share	$(0.08)	$(0.49)	$(0.22)	$(2.05)

Weighted average number of shares
Basic	12,942	12,787	12,870	12,996
Diluted	12,942	12,787	12,870	12,996

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	May 31,
	2002	2003

ASSETS
Cash and cash equivalents	$19,949	$12,179
Accounts receivable	42,160	38,168
Loan to officer/shareholder	110	110
Inventories, net	52,065	38,131
Prepaid expenses and other current assets	14,244	14,124
Total current assets	128,528	102,712
Property, plant, and equipment, net	25,484	24,921
Goodwill	8,292	—
Other assets	1,332	854
Total Assets	$163,636	$128,487

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$23,489	$21,511
Amounts due affiliates	5,788	8,711
Accrued wages and employee-related expenses	4,477	5,231
Deferred revenue for equipment, installation, and warranty	12,492	4,496
Deferred income	1,354	—
Short term borrowings and current portion of long-term debt	20,232	13,261
Amounts payable to shareholder	177	170
Other current liabilities	10,374	12,491
Total current liabilities	78,383	65,871
Long-term debt, excluding current portion	1,791	1,662
Other long-term liabilities	3,093	3,148
Total liabilities	83,267	70,681
Commitments	—	—

Shareholders’ Equity:
Preferred shares	—	—
Common shares and additional paid-in capital	39,749	41,285
Retained earnings	46,680	17,577
Cumulative other comprehensive loss	(5,468)	(443)
Treasury shares	(592)	(613)
Total shareholders’ equity	80,369	57,806
Total Liabilities and Shareholders’ Equity	$163,636	$128,487